Exhibit 10.6

[SEAL]

CONSULTANCY AGREEMENT

THIS AGREEMENT is made on this 24th day of October 2000, (which date is the Completion Date as defined in the Share Purchase Agreement between GE Capital Mauritius Equity Investment, Selling Shareholders and Patni Computer Systems Limited) by and between :

Patni Computer Systems Limited, a company incorporated under the Companies Act, 1956 and having its registered office at S-1A, Irani Market Compound. Yerwada, Pune 411 006 (hereinafter referred to as “PCS”) which expression shall mean and include its successors and permitted assigns of the One Part;

AND

Data Conversion Inc., a Corporation incorporated under the Laws of the Commonwealth of Massachusetts, U.S.A. and having their principal place of business at 238 Main Street, Cambridge, Massachusetts 2142, U.S A. (hereinafter referred to as “DCI”) which expression shall mean and include its successors and permitted assigns of the Other Part;

WHEREAS PCS is engaged in the business of Computer Software development and has acquired considerable repute in India and overseas.

AND WHEREAS DCI is engaged in a business of marketing Computer Software and IT related services in the USA and subcontracts a considerable amount of software work to India specifically to PCS on a regular basis.

AND WHEREAS PCS will acquire a 25% shareholding stake in DCI and is desirous of furthering the relationship between the Companies by retaining DCI as a Consultant to further PCS’s world wide interests.

AND WHEREAS Mr.Narendra Kumar Patni, s/o Mr.S.M.Patni, a resident of Cambridge, Massachusetts, and residing at 100, Memorial Drive, Cambridge, Massachusetts, U.S.A. is the President of DCI and based in Cambridge, Massachusetts (hereinafter referred to as “Mr.N.K.Patni”).

AND WHEREAS Mr. N. K. Patni is widely acknowledged as a leader in the field of computer software and related business

AND WHEREAS PCS desires to engage DCI to provide certain Services (hereinafter defined in Clause 3 below) in India and DCI has agreed to provide such Services by seconding Mr.N.K.Patni who will be designated as the Chief Executive Officer (CEO) of PCS upon the terms and conditions hereinafter contained.

AND WHEREAS Mr. N. K. Patni will continue to be the President of DCI and will continue to remain based in Cambridge, Massachusetts.

NOW THEREFORE IT IS HEREBY AGREED as follows:-

1.                                       APPOINTMENT

PCS hereby engages DCI as its Consultant (hereinafter referred to as “the Consultant”) and DCI agrees to provide the Services as contained in this Agreement.

2.                                       TERM

This Agreement shall come into force on the date first written above and shall continue unless terminated by operation of law or in accordance with the provisions hereof.

3.                                      SERVICES OF DCI

DCI shall.

(a)                                  devote its time, attention and abilities for the proper and effectual performance of its duties and responsibilities as a Consultant of PCS

(b)                                 use its best endeavours to promote the interest of PCS both in India and overseas and at all times act in the best interests of PCS.

(c)                                  conform to, observe, comply with and respect all applicable laws and customs of India.

(d)                                 During the subsistence of this Agreement shall provide to PCS detailed customer status reports and market information in its possession.

(e)                                  not without the consent of PCS exploit or disclose to any other person any information concerning PCS, its activities or business plans that have been communicated to DCI or which DCI has otherwise come to know, other than information in the Public Domain.

(f)                                    in pursuance of providing the aforesaid services, DCI shall second Mr. N. K. Patni, who shall be designated as the CEO of PCS and who shall devote such time for the conduct of the business of PCS, as DCI and PCS may from time to time mutually agree upon.

4.                                       EMPLOYEES OF THE DCI

DCI may employ staff for the purposes of rendering Services contemplated under this Agreement.

However it is clearly understood as between the parties hereto that the staff so employed by DCI including Mr.N.K.Patni, will at all times be employees of DCI and shall not by virtue of this Agreement be entitled to any benefits or privileges provided by PCS to its employees or entitled to contend that they are PCS’s employees by virtue of any law or legislation.

5.                                       DUTIES OF PCS

PCS shall assist DCI in the performance of its duties. In particular PCS shall give the necessary information and place at Mr. N.K. Patni’s disposal any authority and papers that may be required by Mr. N.K. Patni to carry out his duties.

6.                                       LOCATION

When in India Mr. N. K. Patni will operate from the office premises of PCS located at Scepz and/or any other such office locations as may be mutually agreed.

7.                                       FEES AND EXPENSES

(a)                                  Subject to paragraph 7(b) below, DCI shall be paid an annual fixed fee of $200,000 per year. This fee will be payable quarterly within 30 days of the end of the quarter. The fee shall be reviewed and revised in January of each year based on the nature and extent of the Services provided by DCI as a consultant in the previous year.

(b)                               If required by law, PCS shall deduct from the fees payable under paragraph 7 (a) above, any applicable taxes, which are required to be paid at source. Otherwise, DCI will be liable for the payment of all taxes which arise from payments made to it under this engagement.

(c)                                PCS agrees and undertakes to indemnify and hold harmless DCI against any other taxes levied or imposed against or upon DCI relating to or attributable to the Services provided by DCI to PCS.

(d)                                 PCS shall be responsible for either providing and/or reimbursing all expenses incurred by Mr.N.K.Patni in connection with performance of his duties in pursuance of this Agreement including but not limited to air travel, hotel accommodation, boarding, business entertainment, local transportation, phone facilities both in and outside India.

(e)                                Mr. N.K. Patni agrees to render satisfactory evidence for expenses incurred, whenever applicable.

(f)                                    Other than as set out herein, Mr. N.K. Patni will receive no remuneration from PCS in pursuance of this Agreement.

8.             CONFIDENTIALITY

DCI and PCS shall keep all matters arising in connection with the provision of the Services and information relating to PCS business affairs (in so far as the same has not entered the public domain) secret and confidential and shall not at any time and for any reason whatsoever disclose them or permit them to be disclosed to any third party except as permitted hereunder to enable DCI to carry out its duties and obligations.

9.             TERMINATION

9.1           Upon the occurrence of any of the below mentioned events this Agreement can be terminated by either party upon giving one month’s written notice to the other and such termination will take effect on the expiration of such period of notice.

(i)                                     if either party is adjudicated by a competent Court as being guilty of any wilful misconduct or gross negligence in the discharge of its duties, obligations and responsibilities under this Agreement, or

(ii)                                  if Mr. N. K. Patni cannot continue as the CEO of the Company

or

(iii)                               if Mr.N.K.Patni is no longer employed by DCI.

9.2                                 PCS may [ILLEGIBLE] terminate the Agreement after the fifth anniversary of the date hereof (without any claims for damages from DCI for such termination.) upon giving one months written notice to DCI and such termination will take effect on the expiration of such period of notice

9.3                                 Upon termination of this Agreement.

(a) Mr N.K.Patni will cease to hold the office of CEO of PCS;

(b) DCI will deliver to PCS all documents and any other papers given by PCS to DCI or the CEO during its engagement.

(c) PCS shall forthwith pay all the outstanding dues to DCI and fully reimburse Mr. N. K. Patni.

10.                             INDEMNITY

PCS shall indemnify DCI and Mr.N.K.Patni against all liability, claims, demand, loss, damage, cost and expense of whatsoever nature incurred or suffered by DCI, Mr.N.K.Patni or any third party as a result of providing services under this agreement or the breach of any warranty or other obligation contained in this Agreement or any act or omission of PCS in pursuance of this Agreement, whether such costs, claims demands or other liabilities arise or are made before or after termination of this Agreement.

11.                             WAIVER

The failure of either party to enforce at any time any of the provisions hereof shall not be construed to be a waiver of such provisions or of the right of such party thereafter to enforce any such provisions.

12.                             SURVIVAL OF AGREEMENT

DCI shall not be entitled to assign to any third party, its rights and obligations resulting from the engagement hereunder or its claims against PCS without the previous written consent of PCS. This agreement shall be binding upon and inure to the benefit of each of the parties hereto and their respective heirs, executors, administrators and assigns, if any. The continuation validity and subsistence of this Agreement shall not be effected by the sale of all of the shares of DCI to PCS.

13.                             UNENFORCEABILITY

If any part of this Agreement becomes illegal, invalid or unenforceable, the remaning provisions of this Agreement shall continue in full force and effect.

14.                                 NOTICE

Any notice to be given or served under the provisions of this Agreement by either of the parties hereto shall be suitably given or served if sent by prepaid registered airmail letter to the address shown at the head of this Agreement of the party to whom it is given or to such other address as may have been notified to the other party in accordance with this clause 16 or by fax and such notice shall be deemed to have been served 72 hours from the time of posting thereof.  Proof that such notice was duly posted stamped and addressed as aforesaid shall be sufficient proof of service.

15.                             INDEPENDENT CONTRACTOR

DCI shall stand in the relation of an independent contractor to PCS and nothing herein contained shall be construed as constituting it as an agent or employee of PCS for any purpose whatever.

16.                             ENTIRE AGREEMENT

The Parties acknowledge that this Agreement constitutes the entire Agreement between Parties and in relation to the subject matter hereof shall supersede all previous communications, either oral or written, between the Parties with respect to the subject matter hereof; and no Agreement or understanding or modification varying or extending the same shall be binding upon either Party, unless signed in writing by a duly authorised officer or representative thereof.

17.                               GOVERNING LAW AND JURISDICTION

This Agreement shall in all respects be governed by and construed in accordance with, the laws of India, including all matters of construction, validity and performance;

All disputes, claims or proceedings between the parties relating to the validity, construction or performance of this Agreement shall be subject to the non-exclusive jurisdiction of the Courts in Mumbai, India.

IN WITNESS HEREOF, PCS and DCI have executed this Agreement on the day and year as mentioned above.

Patni Computer Systems Ltd.	Data Conversion Inc.

/s/ Arun Kanakal	/s/ John Ganick

By: Arun Kanakal	By: John Ganick

Designation: Company Secretary	Designation: Director

Director

Name: Mr. R.H. Mahajan	Name

/s/ R.H. Mahajan

Witnessed By:	Witnessed By:

[SEAL]

DEED OF AMENDMENT OF THE CONSULTANCY AGREEMENT DATED 24TH OCTOBER 2000.

This Deed of Amendment dated 9-08-2003 records alterations and additions to the Consultancy Agreement dated 24th October, 2000 (hereinafter referred to as the said CA) among

[ILLEGIBLE] company incorporated and validly existing under the laws of India having its registered office at S-l A. Irani Market Compound, Yerwada, Pune 411 006 (hereinafter referred to as “the Company or Patni, Ltd.” which expression shall mean and include it successors and Permitted Assigns):

And

(2)                                  PATNI COMPUTER SYSTEMS, INC. (formerly known as DCI Inc.), Corporation incorporated under the Laws of the Commonwealth of Massachusetts, USA and having their principal place of business at 238 Main Street, Cambridge, Massachusetts–: 2142, USA (hereinafter referred to as Patni, Inc.) which expression shall mean and include its successors and Permitted Assigns)

RECORDS THAT IT IS HEREBY AGREED UPON BY AND BETWEEN THE PARTIES HERETO THAT

THE SAID CA SHALL STAND RECTIFIED AND AMENDED AS UNDER:-

1)              Paragraph 9.2 of the said CA shall stand deleted and in its place and stead the following shall be substituted as paragraph 9.2

“The Company may also terminate the Agreement only on or after 31st December, 2008 (upon giving one months written notice to Patni, Inc.) and such termination will take effect on the expiration of such period of notice.”

2)              This agreement shall come into effect from the date hereof, and thereupon the said CA shall be deemed to be and stand amended and restated and will thereafter be on the terms set out in this agreement.  Such amendment and restatement is without prejudice to any accrued liabilities and obligations prior to the date hereof

3)              Save as aforesaid the said CA and all the terms and conditions thereof and the covenants therein contained shall remain valid and subsisting to the [ILLEGIBLE] effect that the alterations and additions thereto as hereinabove indicated were incorporated in the said CA respectively and formed a part of the same as on the date of execution of the said CA.

4)              The said Agreement as altered and amended as aforesaid shall be binding upon all the parties hereto in the manner stated in the said Agreement.

5)              This agreement shall in all respects be governed by and constructed in accordance with the laws of India, including all matters of construction, validity and performance.

6)              All disputes, claims or proceeding between the parties relating to the validity, construction or performance of this agreement shall be subject to the non-exclusive jurisdiction of the Courts in Mumbai, India.

IN WITNESS HEREOF, the Company and Patni, Inc. have executed this Deed on the day and year as mentioned above.

Patni Computer Systems Private Limited	Patni Computer Systems, Inc.

/s/ Deepak Sogani	/s/ Narendra Kumar Patni
Name: Deepak Sogani	Name:
Title: CFO	Title: